Exhibit C

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-237586) on Form N-2 of Eagle Point Credit Company Inc. of our report dated February 22, 2021, with respect to the financial statements, the financial highlights and the accompanying supplemental information, which appear in this Form N-CSR.

New York, New York

February 10, 2023